EXHIBIT 10.1

                     NON-COMPETE/NON-SOLICITATION AGREEMENT

      This NON-COMPETE AND NON-SOLICATION AGREEMENT (the "AGREEMENT") is made and entered into this 27th day of July, 2001, by and between STRATUS SERVICES GROUP, INC., a Delaware company ("Stratus"), and SOURCE ONE PERSONNEL, INC., a New Jersey company ("Source One").

                                    RECITALS:

      WHEREAS, Source One and Stratus have executed an Asset Purchase Agreement whereby Stratus has purchased the ongoing clerical and light industrial staffing business of Source One (the "Acquired Business"); and

      WHEREAS, Source One possesses substantial information and knowledge regarding the Acquired Business operations; and

      WHEREAS, Stratus and Source One desire to enter into an agreement whereby Source One agrees not to compete with the Acquired Business

      NOW, THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties hereto agree as follows:

CONFIDENTIALITY AND TRADE SECRETS

      Source One acknowledges that the manuals, methods, forms, techniques and systems which it has sold to Stratus whether for its own use or for use by or with its clients, are confidential trade secrets and are the property of Stratus.

      Source One further acknowledges that it has had access to confidential information concerning the Acquired Business' clients, including their business affairs, special needs, preferred methods of doing business, methods of operation, key contact personnel and other data, all of which provides Stratus with a competitive advantage and none of which is readily available except to Source One and employees of Stratus.

      Source One further acknowledges that it has had access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for temporary or permanent employment by the Acquired Business, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides Stratus with a competitive advantage and none of which is readily available except to Source One and employees of Stratus.

      Source One agrees that all of the foregoing information regarding the Acquired Business' methods, clients and employees constitutes valuable and proprietary trade secrets and confidential information of Stratus (hereafter "Confidential Information").

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NON-COMPETITION AGREEMENT

      Source One agrees that it shall not, for a period of eighteen (18) months from the date of the Asset Purchase Agreement either directly or indirectly, on its own account or as agent, stockholder, employer, or otherwise in conjunction with any other person or entity, engage in competition with the Acquired Business, or act in concert with a business in competition with the Acquired Business in Eastern Pennsylvania and Delaware. Source One further agrees that regardless of geographic location, it will not, during said time period and unless otherwise agreed to by the parties, service any customers of the Acquired Business that it has done any business with during the preceding eighteen (18) months in the line of the Acquired Business. Source One acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of the Acquired Business.

NON-DISCLOSURE AGREEMENT

      Source One agrees that except as directed by Stratus, it will not at any time use for any reason or disclose to any person any of the Confidential Information of the Acquired Business or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential Information, whether prepared by Source One or otherwise, without the prior written permission of Stratus in the retained business.

AGREEMENT NOT TO COMPETE FOR ACCOUNTS OR PERSONNEL

      Source One agrees that during the forty-eight (48) months after the Asset Purchase Agreement it will not, directly or indirectly, contact, solicit, divert, take away or attempt to contact, solicit, divert or take away any staff employee, temporary personnel, customer, account, business or goodwill from Stratus in the Acquired Business, either for Source One's own benefit or some other person or entity, and will not aid or assist any other person or entity to engage in any such activities.

LIMITATION AND TERMINATION OF RESTRICTIVE COVENANTS

      Notwithstanding anything contained in this Agreement to the contrary, the parties hereto acknowledge and agree that Source One shall continue to operate its business, other than in the Acquired Business (as defined in the Asset Purchase Agreement), including, without limitation, information technology, accounting, scientific, engineering, legal and human resources management placement, and professional, scientific, medical staffing and any other business not in competition with the Acquired Business (the "Retained Business"), and (i) Source One's continued operation of the Retained Business shall not be deemed to violate the Non-Competition Agreement set forth above; (ii) Source One shall be permitted to use and disclose Confidential Information to the extent it overlaps with Source One's confidential information related to the Retained Business without being in violation of the Non-Disclosure Agreement set forth above; and
(iii) Source One shall be permitted to solicit business from and provide services to customers of Stratus, provided that such solicitation of business and provision of services relates to its Retained Business.

      Notwithstanding the covenant periods set forth above, if, within thirty
(30) months of the date of this Agreement, an Event of Default occurs and any event occurs, which upon notice or passage of time would constitute an Event of Default, under the Asset Purchase Agreement or any of other document referred to in the Asset Purchase Agreement to which Stratus is a party, this Agreement and the covenants contained herein shall become null and void. Without limiting the foregoing, should this Agreement become null and void, Source One shall be permitted to compete with Stratus in the Acquired Business and solicit Stratus's staff employees, temporary personnel, customers, accounts and business. If such an Event of Default shall occur, Stratus hereby releases Source One, without further action on Stratus's part,


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from any and all claims that Stratus may have arising from such competition or solicitation. In the event that Stratus has entered into any employment, non-competition and/or non-solicitation agreement with any staff employees and/or temporary personnel, Stratus hereby releases such staff employees and/or temporary personnel from the restrictive covenants contained therein with respect to employment by or through Source One.

STRATUS SERVICES GROUP, INC.            SOURCE ONE:


/s/ Joseph J. Raymond                   /s/ James S. Radvany
----------------------------            ----------------------------------------
Joseph J. Raymond                       James S. Radvany
Chairman and CEO                        President


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